EXHIBIT 10.72

Execution Copy

EQUITY COMMITMENT AGREEMENT

EQUITY COMMITMENT AGREEMENT (“Agreement”), dated as of March 1, 2006, between BERKSHIRE HATHAWAY INC., a corporation duly organized and validly existing under the laws of the State of Delaware (“Berkshire”), and MIDAMERICAN ENERGY HOLDINGS COMPANY, a corporation duly organized and validly existing under the laws of the State of Iowa (“MEHC”).

RECITALS

WHEREAS, it is necessary from time to time for MEHC to fund the capital requirements of its various subsidiaries; and

WHEREAS, Berkshire, as the owner of certain of the equity interests in MEHC, anticipates that it will benefit from MEHC’s funding of such capital requirements; and

WHEREAS, Berkshire desires to provide for equity contributions to MEHC for the express purpose of funding such capital requirements;

AGREEMENT

NOW THEREFORE, in consideration of the foregoing recitals and the covenants and agreements as hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereto hereby agrees as follows:

Section 1. Definitions. The following terms shall have the following meanings when used in this Agreement:

“Common Stock Valuation” means the per share value of MEHC’s common stock on a given date, as mutually agreed to by MEHC and the Equity Contributor, or if MEHC and the Equity Contributor cannot agree on such per share value, the amount determined pursuant to the appraisal procedure specified in Section 2(b).

“Equity Contribution” means a capital contribution to MEHC required to be made, or caused to be made, by Berkshire in accordance with Section 2 hereof.

“Equity Contributor” means Berkshire and any successor and assign as permitted by this Agreement.

“Equity Requisition Certificate” means a certificate substantially in the form of Exhibit A hereto.

“Equivalent Common Shares” means, with respect to any given Equity Contribution, the closest whole number of duly authorized, validly issued, fully paid and non-assessable shares of MEHC’s common stock calculated by dividing the amount of such Equity Contribution by the Common Stock Valuation on the date of such Equity Contribution.

“Maximum Equity Amount” means $3,500,000,000.

Section 2. Equity Contributions. (a) From and after the date hereof until February 28, 2011 (the “Termination Date”), the Equity Contributor shall contribute, or cause to be contributed, to MEHC from time to time, on or prior to the date specified in the Equity Requisition Certificate referred to below, any Equity Contribution (in an amount equal to $250,000,000 or any integral multiple thereof) requested by MEHC in an Equity Requisition Certificate duly authorized by the MEHC Board of Directors and received by the Equity Contributor at least 180 calendar days prior to such date; provided, however, that such Equity Contribution, together with the aggregate amount of all previous Equity Contributions made by Berkshire and other MEHC equity holders pursuant to this Section 2 shall not exceed the Maximum Equity Amount. Equity Contributor shall not be required to contribute, or cause to be contributed, any Equity Contribution unless Equity Contributor shall have received and not previously satisfied an appropriately completed Equity Requisition Certificate for the amount of such contribution from MEHC at least 180 calendar days prior to the date on which such Equity Contribution is to be made. MEHC shall evidence each Equity Contribution by issuing in the name of the Equity Contributor or its designee the Equivalent Common Shares associated with such Equity Contribution and any such Equity Contribution shall be made simultaneously with and conditioned upon issuance to the Equity Contributor of the Equivalent Common Shares.

(b) In the event that MEHC and the Equity Contributor cannot agree on the Common Stock Valuation associated with any given Equity Contribution, then the Common Stock Valuation shall be the fair market value of a share of MEHC’s common stock assuming MEHC is valued on a going-concern basis as though it were a publicly traded company and without a controlling shareholder and without attributing any change of control premium to the sale of such share, and taking into account all aspects of MEHC’s capital structure including all outstanding options, determined as follows:

(i) As soon as reasonably practicable, but in any event within fifteen (15) days, following the delivery of an Equity Requisition Certificate, MEHC shall prepare and deliver to Berkshire a statement setting forth the good faith calculation of the Common Stock Valuation as of the date of the Equity Requisition Certificate, together with detail reasonably sufficient for Berkshire to evaluate the accuracy of such calculation (the “Valuation Statement”).

(ii) Unless Berkshire, within fifteen (15) days after receipt of the Valuation Statement, delivers to MEHC a notice (the “Dispute Notice”) objecting in good faith to the Valuation Statement, the Valuation Statement shall be deemed to be final, and the Common Stock Valuation set forth therein shall be deemed to be the “Final Common Stock Valuation”.

(iii) If Berkshire delivers a Dispute Notice and if MEHC and Berkshire are unable to agree upon a Final Common Stock Valuation within thirty (30) days of the date of the Dispute Notice, then either Berkshire or MEHC may elect to submit the calculation of the Common Stock Valuation to an independent appraiser who shall be a member of a reputable valuation firm or investment bank which is designated jointly by Berkshire and MEHC. Such appraiser shall determine the Common Stock Valuation at the date of the Equity Requisition Certificate, and such Common Stock Valuation shall be deemed to be the Final Common Stock Valuation with respect to such Equity Requisition Certificate.

(c) Submission of an Equity Requisition Certificate shall be at MEHC’s discretion and this Agreement does not create any obligation requiring MEHC to request an Equity Contribution. MEHC shall use its reasonable best efforts to fund the obligations of MEHC and its subsidiaries and minimize or avoid requests for an Equity Contribution.

(d) Contemporaneous with the delivery of any Equity Requisition Certificate to Berkshire under this Agreement, MEHC shall also deliver a copy of such Equity Requisition Certificate to the then current holders of record of each share of MEHC’s common stock. Within one (1) business day of the determination of the Common Stock Valuation associated with such Equity Requisition Certificate, MEHC shall also send a notice thereof to each such holder (a “Common Stock Valuation Notice”). If any such holder sends a written notice to MEHC and Berkshire within thirty (30) calendar days of the date of such Common Stock Valuation Notice (or such lesser number of days as may be remaining prior to the date specified in the Equity Requisition Certificate) of such holder’s irrevocable commitment to participate in such Equity Contribution, then Berkshire’s portion of the Equity Contribution shall be reduced by an amount equal to the product of (i) the Equity Contribution and (ii) the ratio of (A) the aggregate number of shares of MEHC’s common stock then held by such holder determined on a diluted basis over (B) the total number of shares of MEHC’s common stock determined on a diluted basis (a “Proportionate Reduction”). MEHC and Berkshire hereby agree to permit such holder to participate in the Equity Contribution in an amount equal to the Proportionate Reduction and receive the Equivalent Common Shares associated therewith. If any such holder fails to timely fund such irrevocable commitment, Berkshire shall provide such portion of the Equity Contribution and the applicable Equivalent Common Shares shall be issued to Berkshire, without prejudice to MEHC’s rights to seek damages for breach of any holder’s irrevocable commitment.

Section 3. Use of Equity Contribution. MEHC shall use the proceeds of an Equity Contribution only for the purpose of (a) paying when due MEHC debt obligations and (b) funding the general corporate purposes and capital requirements of MEHC’s regulated subsidiaries.

Section 4. Obligations Unconditional; Waivers. (a) The obligations of the Equity Contributor under Section 2 shall be absolute, unconditional and irrevocable under any and all circumstances, and shall be performed (to the fullest extent permitted by applicable law) by the Equity Contributor regardless of:

(i) the existence of any indebtedness owing by MEHC or any affiliate thereof to the Equity Contributor or of any setoff, abatement, counterclaim, recoupment, defense or other right or claim which the Equity Contributor may have against MEHC, any affiliate thereof or any other person; or

(ii) the availability of other possible funding sources to MEHC or any of its subsidiaries.

(b) The obligation of the Equity Contributor to make or cause to be made an Equity Contribution as provided in Section 2 shall not be affected by (to the fullest extent permitted by applicable law) any abatement, reduction, limitation, impairment, termination, setoff, defense, counterclaim or recoupment whatsoever or any right to any thereof, and shall not be released, discharged or in any way affected by any reorganization, arrangement, compromise or plan affecting MEHC or any affiliate thereof.

(c) In respect of the obligation of the Equity Contributor to make or cause to be made Equity Contributions as provided in Section 2, the Equity Contributor hereby unconditionally (to the fullest extent permitted by applicable law):

(i) waives notice of acceptance hereof and of any defaults by MEHC or any affiliate thereof in the payment of any amounts due, protest, presentment, or any other act or omission or thing or delay to do any other act or thing which might in any manner or to any extent vary the risk of such Equity Contributor, but does not waive the conditions set forth in Section 2(a);

(ii) agrees that this Agreement shall remain in full force and effect without regard to, and shall not be affected or impaired by, any invalidity, irregularity or unenforceability in whole or in part of any other document;

(iii) agrees that no failure or delay on the part of MEHC or any other person in exercising any right, power or privilege hereunder or under any other document and no course of dealing between such Equity Contributor on the one hand, and MEHC, any affiliate thereof on the other hand, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder;

(iv) agrees that the rights and remedies herein provided are cumulative and not exclusive of any rights or remedies which MEHC would otherwise have; and

(v) agrees that this Agreement shall be discharged only by complete performance and payment in full of the obligations contained herein or by occurrence of the Termination Date (so long as no Equity Requisition Certificate remains outstanding and unsatisfied) and that the Equity Contributor shall have no right to withhold or set-off against any payments due for any reason.

Section 5. Representations and Warranties: Berkshire hereby represents and warrants that:

(a) it is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, and it is duly qualified and authorized to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases real property or in which the nature of its business requires it to be so qualified, except where the failure to be so qualified and authorized to do business and in good standing would not reasonably be expected to materially adversely affect its ability to perform its obligations under this Agreement;

(b) it has all necessary power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder, and its execution, delivery and performance of this Agreement have been duly authorized by all necessary action on its part and do not require any approval or consent of any holder (or any trustee for or agent of any holder) of any indebtedness or other obligation of it or any other person or entity, other than approvals or consents which have previously been obtained and which are in full force and effect;

(c) it has duly executed and delivered this Agreement and this Agreement constitutes the valid and binding obligation of it enforceable against it in accordance with its terms, except as enforceability may be limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally;

(d) the execution and delivery by it of the Agreement and the performance by it of its obligations hereunder do not (i) conflict with its certificate of incorporation or bylaws, (ii) conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, agreement or other material instrument to which it is a party or by which it or any of its material properties or assets is bound, or (iii) conflict with any applicable laws, or any order, writ, injunction or decree of any court or governmental authority binding on it or its material properties or assets, except in the case of clauses (ii) and (iii) any such conflict, breach or default which would not reasonably be expected to materially adversely affect its ability to perform its obligations under this Agreement;

(e) no governmental approvals or other consents or approvals are required in connection with the execution, delivery and performance by it of this Agreement, other than governmental approvals which the failure to obtain would not reasonably be expected to materially adversely affect its ability to perform under this Agreement;

(f) it is in compliance with all applicable laws except to the extent that the failure to comply therewith would not reasonably be expected to materially adversely affect its ability to perform its obligations under this Agreement; and

(g) no litigation, investigation or proceeding of or before any arbitrator or governmental authority is pending or, to the best of its knowledge, threatened against it or any of its properties, rights, revenues or assets which would reasonably be expected to materially adversely affect its ability to perform its obligations under this Agreement.

Section 6. Expenses. Each of MEHC and Equity Contributor hereby agrees to pay all of its respective costs, including reasonable attorneys' fees, incurred with respect to the enforcement of the provisions of this Agreement.

Section 7. Miscellaneous.

a) Notices. All notices to be given hereunder shall be in writing (including by telecopy), and shall be deemed to have been duly given or made when delivered by hand, or, in the case of telecopy notice, when confirmation is received, at the following addresses:

Berkshire:	Berkshire Hathaway Inc. 1440 Kiewit Plaza Omaha, Nebraska 68131
Telephone: (402) 978-5423 Fax: (402) 346-3375 Attn: Chief Financial Officer

MEHC:	MidAmerican Energy Holdings Company 302 South 32nd Street Omaha, Nebraska 68131
Telephone: (402) 231-1642 Fax: (402) 231-1658 Attn: General Counsel

Each of Berkshire’s and MEHC’s address for notice hereunder may be changed at any time upon notice to the other party given in accordance with this clause (a).

b) Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts shall constitute one and the same instrument.

c) Amendments, etc.; Termination. No termination of, or amendment or waiver of any provision of, this Agreement, or consent to any departure by Berkshire therefrom, shall be effective unless the same shall be in writing and signed by each of the parties hereto. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing, (i) this Agreement will automatically terminate on the Termination Date; provided, however, that notwithstanding such termination, Equity Contributor shall have the obligation as set forth in Section 2 to make any Equity Contribution validly requested by MEHC pursuant to this Agreement prior to the Termination Date and (ii) the provisions of Sections 4, 6 and 7 shall survive such termination.

d) Successors and Assigns. This Agreement shall not be assignable by either Equity Contributor or MEHC without the prior written consent of the other party.

e) No Third Party Beneficiaries. Except as provided in clause (d) of this Section 7, nothing herein contained shall confer any right upon any person other than the parties hereto.

f) Headings Descriptive. The headings of the several sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

g) Survival. All agreements, statements, representations and warranties made by the Equity Contributor herein or in any certificate or other instrument delivered by the Equity Contributor or on its behalf under this Agreement shall survive the execution and delivery of this Agreement until the satisfaction in full by the Equity Contributor of its obligations hereunder.
h) Consent to Jurisdiction. Any legal action or proceeding by or against the Equity Contributor with respect to or arising out of this Agreement may be brought in or removed to the courts of the State of Nebraska, or of the United States of America located in the State of Nebraska. By execution and delivery of this Agreement, each Equity Contributor accepts, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts for legal proceedings arising out of or in connection with this Agreement. The Equity Contributor hereby waives any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of forum non-conveniens or improper venue.

i) Waiver of Jury Trial. EACH OF THE EQUITY CONTRIBUTOR AND MEHC HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE OTHER PARTIES HERETO.

j) Reinstatement. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any amount received by MEHC hereunder or pursuant hereto is rescinded and repaid to the Equity Contributor or is otherwise restored or returned to the Equity Contributor by MEHC upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Equity Contributor, MEHC or any affiliate thereof or upon the appointment of any intervenor or conservator of, or trustee or similar official for, the Equity Contributor, MEHC or any affiliate thereof, or any substantial part of the Equity Contributor's, MEHC's or any such affiliate's assets, or upon the entry of an order by any court avoiding the payment of such amount, all as though such payments had not been made.

k) Entire Agreement. This Agreement constitutes the entire agreement and understanding of Berkshire and MEHC relating to the subject matter hereof and supersedes all prior agreements and understandings among Berkshire and MEHC, whether written or oral, relating to the subject matter hereof.

l) Severability. In case any provision of or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

m) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nebraska without regard to the conflict of law rules thereof.

n) Limitation of Liability. Notwithstanding anything else in this Agreement or any other document, Berkshire’s liability in respect of this Agreement is limited to the Maximum Equity Amount. No shareholder, officer, employee, controlling person, executive, director, agent or affiliate of Berkshire shall be liable for any payments under this Agreement or any other obligations of Berkshire due to MEHC.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Equity Commitment Agreement as of the date first above written.

BERKSHIRE HATHAWAY INC.

By:	/s/ Marc D. Hamburg
Name: Marc D. Hamburg
Title: Vice President

MIDAMERICAN ENERGY HOLDINGS COMPANY

By:	/s/ Douglas L. Anderson
Name: Douglas L. Anderson
Title: Senior Vice President

EXHIBIT A

FORM OF EQUITY REQUISITION CERTIFICATE

[DATE]

Berkshire Hathaway Inc.
1440 Kiewit Plaza
3555 Farnam Street
Omaha, NE 68131
Attention:

Ladies and Gentlemen:

This Equity Requisition Certificate is delivered to you pursuant to Section 2 of that certain Equity Commitment Agreement, dated as of ________________, 2006 (the "Equity Commitment Agreement"), by and among you and MEHC. This request has been authorized by the MEHC Board of Directors. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Equity Commitment Agreement.

We hereby request that, in exchange for issuance of Equivalent Common Shares, you contribute an Equity Contribution to MEHC in the amount and on or prior to the date set forth below:

Amount of Equity Contribution: $_________________

Date of Equity Contribution: _____________________

Very truly yours,

MIDAMERICAN ENERGY HOLDINGS COMPANY

By:	_________________________
Name:
Title: